EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-61615, 333-65367, 333-81759, 333-61938, 333-73350, 333-92228, 333-129407 and 333-158877 on Form S-8 and 333-187422 on Form S-3 of our reports dated March 1, 2016, relating to the financial statements and financial statement schedule of PerkinElmer, Inc. and subsidiaries, (which included an explanatory paragraph regarding the Company's adoption of the Financial Accounting Standards Board Accounting Standards Update 2015-17, Balance Sheet Classification of Deferred Taxes during the year ended January 3, 2016) and the effectiveness of PerkinElmer, Inc. and subsidiaries' internal control over financial reporting, appearing in this Annual Report on Form 10-K of PerkinElmer, Inc. for the year ended January 3, 2016.

/s/ DELOITTE & TOUCHE LLP

Boston, Massachusetts
March 1, 2016